Exhibit 4.5

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFEREDFOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (11) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANL)ING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Empire Financial Holding Company

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: [	]	Shares: [	]
Date of Issuance: [	]

Empire Financial Holding Company, a Florida corporation (the “Company”), hereby certifies that, for Ten United States Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [ ], the registered holder hereof or its permitted assigns, is entitled, subject to the terms set forth below, to purchase from the Company upon surrender of this Warrant, at any time or times on or after [ ], but not after 11:59 P.M., [ ] time on the Expiration Date (as defined herein) [ ] ([ ]) fully paid nonassessable shares of Common Stock (as defined herein) of the Company (the “Warrant Shares”) at the Warrant Exercise Price (as defined below).

Section 1. Definitions. The following words and terms as used in this Warrant shall have the following meanings:

“Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg Financial Markets (“Bloomberg”), or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of the Warrants representing a majority of the shares of Common Stock issuable upon exercise of the Warrants then outstanding. If the Company and the holders of the Warrants are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(a) of this Warrant, with the term “Closing Bid Price” being substituted for the term “Market Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other sum transaction during such period.

“Common Stock” means (i) the Company’s common stock, par value $0.01 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassifcation of such Common Stock.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 8(b)(i) and 8(b) (ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable or convertible at such time, but excluding any shares of Common Stock owned or held for the account of the Company or issuable upon exercise of the Warrants.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

“Expiration Date” means [	].

“Market Price” means, with respect to any security for any date of determination, that price which shall be computed as the arithmetic average of the Closing Bid Prices for such security on each of the five trading days immediately proceeding such date of determination. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during the pricing period.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Other Securities” means (i) those warrants of the Company issued prior to, and outstanding on, the date of issuance of this Warrant and (ii) the shares of Common Stock issued upon exercise of the Warrants.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

“Principal Market” means The American Stock Exchange, Inc. or, if the Common Stock is not traded on The American Stock Exchange, Inc., then the principal securities exchange or trading market for the Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

“Warrant Exercise Price” shall be equal to, with respect to any Warrant Share, $[ ], subject to adjustment as hereinafter provided.

Section 2. Exercise of Warrant.

(a) Subject to the terms and conditions hereof, this Warrant may be exercised by the holder hereof then registered on the books of the Company, in whole or in part, at any time on any Business Day on or after the opening of business on [ ] and prior to 11:59 P.M., [ ] time on the Expiration Date by (i) delivery of a written notice, in the form of the subscription form attached as Exhibit A hereto (the “Exercise Notice”), of such holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, (ii) payment to the Company of an amount equal to the Warrant Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) by wire transfer of immediately available funds (or by check if the Company has not provided the holder of this Warrant with wire transfer instructions for such payment), and (iii) the surrender to a common carrier for overnight delivery to the Company as soon as practicable following such date, this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction); provided, that if such Warrant Shares are to be issued in any name other than that of the registered holder of this Warrant, such issuance shall be deemed a transfer and the provisions of Section 7 shall be applicable. In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2(a), the Company shall on the second (2nd Business Day (the “Warrant Share Delivery Date”) following the date of its receipt of the Exercise Notice, the Aggregate Exercise Price and this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction) (the “Exercise Delivery Documents”) (A) provided that the transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address specified in the Exercise Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. Upon delivery of the Exercise Notice and Aggregate Exercise Price referred to in clause (ii) above, the holder of this Warrant shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of this Warrant as required by clause (iii) above or the certificates evidencing such Warrant Shares. In the case of a dispute as to the determination of the Warrant Exercise Price, the Market Price of a security or the arithmetic calculation of the number of Warrant Shares, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one Business Day of receipt of the holder’s Exercise Notice. If the holder and the Company are unable to agree upon the determination of the Warrant Exercise Price, the Market Price or arithmetic calculation of the number of Warrant Shares within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall immediately submit via facsimile (i) the disputed determination of the Warrant Exercise Price or the Market Price to an independent, reputable investment banking firm selected by the Company and approved by the holders of the Warrants representing at least a majority of the shares of Common Stock issuable upon exercise of the Warrants then outstanding or (ii) the disputed arithmetic calculation of the number of Warrant Shares to its independent public accountants. The Company shall cause the investment banking firm or the accountants, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than 48 hours from the time it receives the disputed determinations or calculations. Such investment banking firm’s or accountants’ determination or calculation, as the case may be, shall be deemed conclusive absent manifest error.

(b) Unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than five Business Days after any exercise (the “Warrant Delivery Date”) and at its own expense, issue a new Warrant identical in all respects to this Warrant exercised, except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant has been exercised.

(c) No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number.

Section 3. Covenants as to Common Stock. The Company hereby covenants and agrees as follows:

(a) This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(b) All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

(c) During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved at least 110% of the number of shares of Common Stock needed to provide for the exercise of the rights then represented by this Warrant and the par value of said shares will at all times be less than or equal to the applicable Warrant Exercise Price.

(d) The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

(e) The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or arty other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Warrant Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant

(f) This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

Section 4. Taxes. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

Section 5. Warrant Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, no holder, as such, of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the holder of this Warrant of the Warrant Shares which he or she is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company will provide the holder of this Warrant with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

Section 6. Representations of Holder, The holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The holder of this Warrant further represents, by acceptance hereof, that, as of this date, such holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”).

Section 7. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing arty transfers made in accordance with the terms of this Warrant.

(b) This Warrant and the rights granted hereunder shall be assignable by the holder hereof without the consent of the Company.

Section 8. Adjustment of Warrant Exercise Price and Number of Warrant Shares. The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

(a) Adjustment of Warrant Exercise Price and Number of Shares upon Issuance of Common Stock. If and whenever on or after the date of issuance of this Warrant, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or deemed to have been issued by the Company in connection with any employee stock options or in connection with any acquisition by the Company or upon exercise or conversion of the Other Securities) for a consideration per share less than a price (the “Applicable Price”) equal to the lower or the Warrant Exercise Price in effect immediately prior to such issuance or sale or the then Market Price of such Common Stock, then immediately after such issue or sale the Warrant Exercise Price shall be reduced to an amount equal to the product of (i) the Applicable Price and (ii) the quotient determined by dividing (A) the sum of (1) the product derived by multiplying the Applicable Price by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Company upon such issue or sale, by (B) the product derived by multiplying the (1) Applicable Price by (2) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Upon each such adjustment of the Warrant Exercise Price pursuant to the immediately preceding sentence, the number of shares of Common Stock acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Warrant Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise~ of this Warrant immediately prior to such adjustment and dividing the product thereof by the Warrant Exercise Price resulting from such adjustment.

(b) Effect on Warrant Exercise Price of Certain Events. For purposes of determining the adjusted Warrant Exercise Price under Section 8(a) above, the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exchange or exercise of such Convertible Securities” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option, No further adjustment of the Warrant Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities, TI the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share- For the purposes of this Section 8(b)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exchange or exercise of such Convertible Security. No further adjustment of the Warrant Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Warrant Exercise Price had been or are to be made pursuant to other provisions of this Section 8(b), no further adjustment of the Warrant Exercise Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion, If the purchase price or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Warrant Exercise Price in effect at the time of such change shall be adjusted to the Warrant Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold, and the number of shares of Common Stock acquirable hereunder shall be correspondingly readjusted. For purposes of this Section 8(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Warrant Exercise Price then in effect.

(c) Effect on Warrant Exercise Price of Certain Events. For purposes of determining the adjusted Warrant Exercise Price under Sections 8(a) and 8(b), the following shall be applicable:

(i) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. if any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the Market Price of such securities on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding. if such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error, and the fees and expenses of such appraiser shall be borne by the Company.

(ii) Record Date. if the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Adjustment of Warrant Exercise Price upon Subdivision or Combination of Common Stock. If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Warrant Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately increased, if the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Warrant Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately decreased. Any adjustment under this Section 8(d) shall become effective at the close of business on the date the subdivision or combination becomes effective

(e) Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(i) the Warrant Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Warrant Exercise Price by a fraction of which (A) the numerator shall be the Closing Bid Price of the Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the Closing Bid Price of the Common Stock on the trading day immediately preceding such record date; and

(ii) either (A) the number of Warrant Shares obtainable upon exercise of this Warrant shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i), or (B) in the event that the Distribution is of common stock of a company whose common stock is traded on a national securities exchange or a national automated quotation system, then the holder of this Warrant shall receive an additional warrant to purchase Common Stock, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the amount of the assets that would have been payable to the holder of this Warrant pursuant to the Distribution had the holder exercised this Warrant immediately prior to such record date and with an exercise price equal to the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding clause (i).

(f) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock tights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Warrant Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrants; provided that no such adjustment will increase the Warrant Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 8.

(g) Notices.

(i) Immediately upon any adjustment of the Warrant Exercise Price, the Company will give written notice thereof to the holder of this Warrant, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Company will give written notice to the holder of this Warrant at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change (as defined below), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(iii) The Company will also give written notice to the holder of this Warrant at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

Section 9. Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale.

(a) In addition to any adjustments pursuant to Section 8 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holder of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding) to deliver to each holder of Warrants in exchange for such Warrants, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and satisfactory to the holders of the Warrants (including, an adjusted warrant exercise price equal to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and exercisable for a corresponding number of shares of Common Stock acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Warrant Exercise Price in effect immediately prior to such consolidation, merger or sale). Prior to the consummation of any other Organic Change, the

Company shall make appropriate provision (in form and substance satisfactory to the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding) to insure that each of the holders of the Warrants will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrants, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the exercise of such holder’s Warrant as of the date of such Organic Change.

Section 10. Lost, Stolen. Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking (or in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 11. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Empire Financial Holding Company

2170 West State Road 434

Longwood, Florida 32779

Attention:  Donald A. Wojnowski Jr.

Facsimile:  (407) 830-5078

If to the Holder:

[	]

Notice may also be given at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 12. Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party or holder hereof against which enforcement of such change, waiver, discharge or termination is sought.

Section 13. Date. The effective date of this Warrant is [ ], 2006 (the “Warrant Date”). This Warrant, in all events, shall be wholly void and of no effect after the close of business on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 7 shall continue in full force and effect after such date as to any Warrant Shares or other securities issued upon the exercise of this Warrant.

Section 14. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding; provided that no such action may increase the Warrant Exercise Price of any of the Warrants or decrease the number of shares or class of stock obtainable upon exercise of any Warrants without the written consent of the holder of such Warrant.

Section 15. Descriptive Headings: Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect (to the extent permitted by law) to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

**************

IN WITNESS WREREOF, the Company has caused this Warrant to be executed as of the date first written above.

EMPIRE FINANCIAL HOLDING

By:	_____________________________
Steven Rabinovici, Chairman